Exhibit D-2

RECENT DEVELOPMENTS

The information included in this section supplements the information about the State contained in the State’s Annual Report for 2018 on Form 18-K filed with the SEC on June 28, 2019, as amended from time to time (the “Annual Report for 2018”). To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2018, as amended from time to time through the date hereof, the information in this section supersedes and replaces such information. Capitalized terms used but not defined in this section have the meanings ascribed to them in the Annual Report for 2018. This section is not complete and may not contain all the information that you should consider. You should read the entire Annual Report for 2018 and any supplement thereto carefully. Unless otherwise specified, amounts in NIS or US$ are presented in current prices without adjustment for inflation. Figures in this section are as of March 30, 2020, except as otherwise indicated.

Recent Political Developments in Israel. In November 2019, the Attorney General decided to indict the Prime Minister on charges of bribery, fraud and breach of trust. The indictment was submitted to the Speaker of the Knesset, MK Yuli (Yoel) Edelstein, in accordance with the Knesset Members Immunity, Rights and Duties Law of 1951. In January 2020, the Prime Minister was formally indicted in court.

Israel’s general election was held on April 9, 2019, after the 20th Knesset dissolved itself and called for early elections, ten months before the originally scheduled election date. Following the election, no member of the 21st Knesset was able to form a coalition government within the timeframe allotted by the Basic Law and the 21st Knesset voted to dissolve itself and hold new elections. The next election was held on September 17, 2019. After no member of the 22nd Knesset was able to form a coalition government within the timeframe allotted by the Basic Law, the 22nd Knesset voted to dissolve itself. Elections for the 23rd Knesset were held on March 2, 2020. As of the date hereof, a coalition government has not been formed. The current government is a transitional government and therefore certain of its decision-making powers are limited. It will remain in power until a new government is formed or it votes to dissolve itself and hold a fourth election.

Recent Public Health Developments. In December 2019, the emergence of a new strain of the coronavirus (COVID-19) was reported in Wuhan, Hubei Province, China that has subsequently spread throughout the world, including Israel. On January 30, 2020 the World Health Organization declared coronavirus (COVID-19) a public health emergency of international concern and on March 11, 2020 the World Health Organization declared coronavirus (COVID-19) a global pandemic. The coronavirus (COVID-19) outbreak is currently having an adverse impact on the global economy, the severity and duration of which is difficult to predict. To prevent the spread of coronavirus (COVID-19), Israel has imposed travel restrictions and mandatory self-quarantining and prohibited gatherings of more than 10 persons. On March 14, 2020, the Prime Minister announced additional restrictions on economic activity, including the closure of educational institutions, leisure activities, and limiting public transportation and on March 25, 2020 the government of Israel tightened these restrictions. In addition, non-essential businesses that employ 10 or more employees were limited to 30% of their workforce. Essential services such as grocery stores, health services and pharmacies continue to operate normally. The government of Israel is considering even more restrictive limitations on movement and economic activities to slow the spread of the coronavirus (COVID-19).

The government of Israel has announced it is preparing a large stimulus plan to support Israel’s economy and mitigate the economic impact of coronavirus (COVID-19). The stimulus plan and other measures that the government of Israel is considering include: 1) providing unemployment benefits for employees who are temporarily not working and on unpaid leave, 2) providing credit for businesses, 3) supporting the self-employed and 4) providing additional investment in health preparedness. While the economic cost of coronavirus (COVID-19) is difficult to predict, the government of Israel expects that GDP growth will be negative in 2020 and that Israel’s deficit and debt-to-GDP ratio will increase.